Exhibit 4.6

AGM COPY

SMITH & NEPHEW plc

THE SMITH & NEPHEW 2004 PERFORMANCE SHARE PLAN

This is a copy of the rules of the Smith & Nephew 2004

Performance Share Plan as produced to the Annual

General Meeting of Smith & Nephew plc held on 6 May

2004 and signed by the Chairman for the purposes of

identification only

___________________

Chairman

Inland Revenue Ref No U[                    ]

Approved by shareholders: 6 May 2004

THE SMITH & NEPHEW 2004 PERFORMANCE SHARE PLAN

Contents

Part A: Interpretation and Administration	Rules 1 – 3

Part B: Making of Awards	Rules 4 – 13

Part C: Vesting and Satisfaction of Award Shares	Rules 14 –18

Part D: Recovery of Tax	Rule 19

Part E: Corporate Transactions	Rules 20 –23

Part F: Amendments	Rules 24 –25

Part G: Miscellaneous	Rules 26 –33

CONTENTS

1.	Definitions	1

2.	Interpretation	6

3.	Administration	6

4.	Eligibility	7

5.	Making of Awards	7

6.	Timing of an Award	7

7.	Individual Limit on the Making of Awards	7

8.	Award Certificates	8

9.	Acceptance of an Award	8

10.	Data Protection	9

11.	Relationship with Contract of Employment	9

12.	Non-Transferability of Awards	10

13.	Company Limits on Subscription for Shares	10

14.	Performance Targets	11

15.	Vesting of Awards	11

16.	Satisfaction of Awards	12

17.	Cessation of Employment	13

18.	Time of Leaving	14

19.	Recovery of Tax	15

20.	Internal Reconstruction	16

21.	Demerger, Reorganisation, Reconstruction or Amalgamation	16

22.	Change of Control	17

23.	Winding-up	17

24.	Variation of Share Capital	18

25.	Alteration of the Plan	18

26.	Allocation of Funds	20

27.	Service of Documents	20

28.	Obligation to Ensure Sufficient Available Shares	21

29.	Rights Attaching to Shares	21

30.	Stamp Duty	21

31.	Jurisdiction	22

32.	Purchases by Trustee	22

33.	Third Party Rights	22

Schedule 1: The Performance Target		23

Schedule 2: List of Comparator Companies to be used		27

Schedule 3: Supplemental terms relating to Awards to employees based in the USA		28

Schedule 4: Share Award Certificate		29

Schedule 5: Form of Acceptance of Grant of an Award		30

RULES OF

THE SMITH & NEPHEW 2004 PERFORMANCE SHARE PLAN

This Plan is an employees’ share scheme approved and established by resolution of the Remuneration Committee of the Directors of the Company passed on [                    ], and approved both by resolution of [                    ] Trustees (as trustee of the Smith & Nephew [2004 Employees’ Share Trust]) in the exercise of its powers under clause [2.5] of the Trust Deed dated [                    ] and by shareholders of the Company by ordinary resolution passed on 6 May 2004.

PART A: INTERPRETATION AND ADMINISTRATION

1.	DEFINITIONS

1.1	In this Plan the following words and expressions have the meanings given below:-

“Acquiring Company”	a company which has acquired Control of the Company

“ADRs”	American Depositary Receipts in respect of American Depositary Shares each of which represents five ordinary shares in the capital of the Company

“Announcement”	the preliminary announcement to the London Stock Exchange of the annual or interim results of the Company for a year

“Associated Company”	any company which, in relation to the Company, is an associated company as that term is defined in section 416 of the Taxes Act but with the omission of the words “or at any time within one year previously”

“Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors, such one of them as the Committee may decide, or such other firm of registered auditors as the Committee may decide

“Award”

a notification by the Committee (on behalf of the Company) that, subject to the terms of this Plan and, except as otherwise provided by the provisions of this Plan, if or insofar as the Performance Target is met, and provided that the Committee is satisfied that the attainment of the Performance Target properly reflects the underlying performance of the Company, the Company will procure:-

(a)    the transfer of Vested Shares to, or to the order of, the Awardholder; or

(b)    the grant to the Awardholder of an Option; or

(c)    the payment to the Awardholder of a cash sum as mentioned in Rule 16.1.2

“Award Certificate”	a certificate evidencing an Award

“Award Date”	in relation to an Award, the date on which that Award is made

“Award Gain”	the amount of any gain realised upon the acquisition of Shares pursuant to an Award or Option, or the exercise, assignment or release of an Option, being a gain that is (or would, if it were chargeable to NICs in the UK, be) treated as remuneration derived from the Awardholder’s employment by virtue of section 4(4)(a) of the SSCBA

“Awardholder”	a person to whom an Award has been made or, in the event of his death, his Personal Representatives

“Awardholder’s Employer” (or “my Employer”)	such member of the Group as is an Awardholder’s employer or, if he has ceased to be employed within the Group, was his employer or such other member of the Group, or such other person as, under the PAYE Regulations or, as the case may be, the NI Regulations, or any other statutory or regulatory provision (whether in the United Kingdom or otherwise) is obliged to account for any Award Tax Liability

“Award Shares”	in relation to an Award at any given time, the number of Shares or ADRs in respect of which such Award has been made

“Award Tax Liability”	any liability of an Awardholder’s Employer or of any other person (apart from the Awardholder) to account to the Inland Revenue, the US Internal Revenue Service or other tax authority for any amount of, or representing, income tax or NICs (which shall, to the extent provided for in Rule 9.3 include Employer’s NICs) or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or of any other jurisdiction) which may arise upon the vesting or release of, or the acquisition of Shares or ADRs pursuant to, an Award or an Option

“Change of Control”	in relation to the Company coming under the Control of another person, or persons acting in concert, as a result of a general offer being made as mentioned in Rule 22, the time when such person obtains, or such persons together obtain such Control and any condition subject to which the offer is made has been satisfied

“Committee”	the Remuneration Committee of the Directors, or such other committee comprising a majority of non-executive directors of the Company to which the Directors delegate responsibility for the operation of this Plan or, following a Change of Control of the Company, those persons who comprised the Remuneration Committee or such other committee of the Directors immediately before such Change of Control

“Companies Act”	the Companies Act 1985

“Company”	Smith & Nephew plc (registered in England no 324357)

“Control”	has the meaning given in section 840 of the Taxes Act

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Date of Approval”	the date on which this Plan is approved by shareholders of the Company

“Dealing Day”	a day on which the London Stock Exchange or New York Stock Exchange as appropriate is open for business

“Directors”	the board of directors of the Company or a duly authorised committee of the directors

“Eligible Employee”	an executive director or bona fide employee of any member of the Group

“Employer’s NICs”	in the UK, secondary Class I NICs and, in any other jurisdiction, such other social security contributions (or equivalent taxes) for which the Awardholder’s Employer is primarily liable to account

“Exchange of Awards”

the grant, to an Awardholder, in consideration of the cancellation of an Award, of rights to acquire shares or American depositary receipts in an Acquiring Company or a company which has control of an Acquiring Company or either is, or has control of, a company which is a member of a consortium owning either an Acquiring Company or a company having control of an Acquiring Company being rights which are:-

(a)    in the opinion of the Committee, substantially equivalent in value to the value of such Award; and

(b)    on terms approved by the Committee

“Grantor”	in relation to an Option, the person who intends to grant or has granted such Option

“Group”	the Company and any company which is for the time being a Subsidiary

“Initial Value”	means a notional sum determined by the Committee which represents the maximum aggregate Market Value (as at the Award Date) of Shares or ADRs which might, subject to attainment in full of the Performance Target, (and disregarding the application of Rules 7.3 and 15.2) become Vested Shares

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Jointly-Owned Company”	a company (and any subsidiary, as defined in section 736 of the Companies Act 1985, of such company) of which the whole of the issued Ordinary Share Capital is jointly-owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the Control of such other company

“London Stock Exchange”	London Stock Exchange plc

“Market Value”	on a given day, the average of the middle market quotations of a Share as derived from the Daily Official List for the 3 consecutive Dealing Days last preceding that day or, in relation to an ADR, the average of the closing prices of an ADR on the New York Stock Exchange on the 3 consecutive Dealing Days last preceding that day

“Model Code”	the code adopted by the Company, which contains provisions similar in purpose and effect to the provisions of the Model Code on directors’ dealings in securities, as set out in the appendix to Chapter 16 of the Listing Rules issued by the UKLA from time to time

“NICs”	in the UK, National Insurance contributions or, in any other jurisdiction, social security contributions (or other similar taxes)

“NI Regulations”	the laws, regulations and practices currently in force relating to liability for, and the collection of, NICs

“Option”	a right to acquire Vested Shares granted in accordance with, and exercisable subject to, the rules of this Plan and which has not lapsed and ceased to be exercisable

“Ordinary Share Capital”	the issued ordinary share capital of the Company, other than fixed-rate preference shares, including any Shares held in treasury

“PAYE Regulations”	the regulations made under section 684 of ITEPA

“Performance Period”	the period over which the performance of the Company is to be measured for the purpose of determining whether, and to what extent, the Performance Target is met

“Performance Target”	the condition or conditions, relating to the performance of the Company over the Performance Period, imposed in relation to an Award

“Personal Data”	the name, home address, telephone number, e-mail address, date of birth, or National Insurance (or other individual reference) number of an Awardholder, or other employee information including details of all rights to acquire Shares or other securities granted to such Awardholder and of Shares or other securities issued or transferred to such Awardholder pursuant to this Plan

“Personal Representatives”	the personal representatives of an Awardholder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced evidence to the Company of their appointment as such

“Plan”	The Smith & Nephew 2004 Performance Share Plan, as set out in these rules and amended from time to time

“Salary”	the gross rate of basic annual salary (excluding any bonus, company pension contributions, and any other perquisites and benefits-in-kind) payable to a person at a given time by members of the Group

“Shares”	fully paid ordinary shares in the capital of the Company (or following a reconstruction, demerger or reorganisation of the Company or a Change of Control, shares or other securities acquired by virtue of, or in exchange for, such ordinary shares)

“SSCBA”	the Social Security Contributions and Benefits Act 1992

“Subscription Right”	an Option granted as a right to subscribe for Shares

“Subsidiary”	any company which is for the time being a subsidiary (as defined in section 736 of the Companies Act) of the Company

“Taxes Act”	the Income and Corporation Taxes Act 1988

“Trust”	means the employees’ trust known as the Smith & Nephew 2004 Employees’ Share Trust constituted by a deed dated [ ] 2004 (or any other trust established by the Company for the benefit of employees of the Group and which may from time to time hold cash, Shares, ADRs or other securities for the purposes of this Plan)

“Trust Deed”	the deed by which the Trust was established

“Trustee”	the trustee or trustees for the time being of the Trust

“UKLA”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“USA”	United States of America

“Vested Shares”

in relation to an Award, Award Shares which an Awardholder has become entitled to acquire in consequence of:-

(a)    the Performance Target having been met in full or in part; or, if earlier

(b)    the Award being deemed to have become vested as mentioned in Rules 17.3 and 17.5; or

(c)    a determination by the Committee made pursuant to Rule 17.6; or

(d)    the application of Rules 20, 22 or 23

“Year”	a financial year of the Company

2.	INTERPRETATION

2.1	References to Shares or ADRs in respect of which an Award subsists at any time are to be read and construed as references to the Shares or ADRs over which the Award is then held (and in respect of which it has not then lapsed and ceased to be exercisable).

2.2	References to an Award being satisfied (and related expressions) shall be read and construed as references to Awardholders acquiring Shares or ADRs, or being granted an Option, in full satisfaction of any right or entitlement which the Awardholder has or might have in relation to an Award.

2.3	Words and expressions used in this Plan and in the ancillary documents which are not defined in Rule 1 have the meanings they bear for the purposes of ITEPA.

2.4	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.5	References to rules are to the rules of this Plan and no account shall be taken of the rule headings, which are for ease of reference only.

2.6	Words denoting the masculine gender shall include the feminine.

2.7	Words denoting the singular shall include the plural and vice versa.

2.8	If any question, dispute or disagreement arises as to the interpretation of this Plan or of any rules, regulations or procedures relating to it or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors) be final and binding upon all persons.

3.	ADMINISTRATION

3.1	The Directors may from time to time make and vary such rules and regulations not inconsistent with the rules of the Plan and establish such procedures for its administration and implementation as they think fit.

3.2	In any matter in which they are required to act in connection with this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act 1996 shall not apply.

3.3	The Company shall bear the costs of the administration and implementation of this Plan.

PART B: MAKING OF AWARDS

4.	ELIGIBILITY

4.1	Subject to the following provisions of this Rule 4 the Committee shall have absolute discretion as to the selection of persons to whom Awards may be made.

4.2	An Award may only be made to an Eligible Employee.

4.3	Subject to paragraph C of Schedule 3 to this Plan, an Award shall not be made to any Eligible Employee within the period of six months ending with the date on which that person is bound to retire in accordance with his contract of employment.

5.	MAKING OF AWARDS

5.1	Awards shall be made on behalf of the Company by resolution of the Committee.

5.2	When making an Award, the Committee shall determine:-

5.2.1	the number of Award Shares;

5.2.2	the Performance Target; and

5.2.3	whether, in the case of a Share Award, the Awardholder shall be required to bear the cost of Employer’s NICs payable in respect of any gain realised upon the acquisition of Shares or ADRs pursuant to such Award.

6.	TIMING OF AN AWARD

6.1	An Award may only be made during the period of:-

6.1.1	42 days following the Date of Approval;

6.1.2	42 days beginning with the fourth Dealing Day following an Announcement;

6.1.3	28 days immediately after the person to whom it is issued first becomes an Eligible Employee; or

6.1.4	subject to the Model Code, at any other time, but only if, in the opinion of the Committee, the circumstances are exceptional.

6.2	If the Company is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from making Awards within any period as mentioned in Rule 6.1, the Committee may do so at any time during the period of 42 days (or, in the circumstances referred to in Rule 6.1.3, 28 days) beginning with the date on which all such restrictions are removed.

6.3	No Award may be made in breach of the Model Code.

6.4	No Award shall be made after 6 May 2014.

7.	INDIVIDUAL LIMIT ON THE MAKING OF AWARDS

7.1	The Initial Value of an Award shall not be greater than the amount of the Awardholder’s Salary at the Award Date.

7.2	If it is intended by the Committee that an Awardholder shall bear the cost of the Employer’s NICs arising upon the acquisition of Shares pursuant to a Share Award, the number of Shares in respect of which such Award is made may, notwithstanding the limit imposed by Rule 7.1, be increased by such number of Shares as the Committee shall determine to be appropriate (having regard to the expected rate of Employer’s NICs) for the purpose of compensating the Awardholder for assuming, or agreeing to assume, the burden of such Employer’s NICs.

7.3	The number of Shares or ADRs which, in relation to an Award, become Vested Shares may, if the Company’s performance over a Performance Period measured against criteria set out in the Performance Target is considered by the Committee to constitute exceptional performance as mentioned in Rule 15.2, exceed the number or Shares or ADRs in respect of which such Award was made, but shall not in any event exceed 150 per cent of the number of Shares or ADRs in respect of which such Award was made.

8.	AWARD CERTIFICATES

8.1	As soon as practicable after an Award has been made the Company shall issue to the Awardholder an Award Certificate which specifies:-

8.1.1	the Award Date;

8.1.2	the number of Award Shares;

8.1.3	the Performance Target;

8.1.4	that, pursuant to Rule 19, it is a term of the Award that the Awardholder agrees to indemnify the Company, the Grantor and the Awardholder’s Employer in respect of any Award Tax Liability.

8.2	The Committee may determine that an Award shall be subject to the additional terms and conditions set out in Schedule 3 to this Plan and which relate to the grant of Awards to persons resident in the USA.

9.	ACCEPTANCE OF AN AWARD

9.1	Unless the Committee otherwise determines in relation to an Award, no Award Shares shall in any event become Vested Shares unless, within the period of 30 days after the Award Date (or such later time as the Grantor may notify to the Awardholder) the Awardholder has notified the Grantor of his acceptance of such Award, and has agreed to accept and be bound by the rules of this Plan, by executing and delivering to the Company a duly completed Form of Acceptance, substantially in the form set out in Schedule 5 or such other form as the Company may from time to time specify to the Awardholder.

Tax Indemnity

9.2	In accepting the grant of an Award, the Awardholder shall indemnify the Awardholder’s Employer against any Award Tax Liability.

Transfer of Burden of Employer’s NICs

9.3	In accepting an Award, the Awardholder shall, if required by the Committee, agree and undertake to the Company and any other company which is the Awardholder’s Employer that:-

9.3.1	the Awardholder’s Employer may (if or insofar as it is lawful to do so) recover from the Awardholder, as mentioned in Rule 19, the whole or any part of any Employer’s NICs payable in respect of (a) any gain realised upon the acquisition of Shares or ADRs pursuant to an Award and (b) any Option Gain; and

9.3.2	the Awardholder shall join with the Awardholder’s Employer in making an election (in such terms and such form as may be approved by the Inland Revenue) for the transfer of the whole, or such part as the Company may determine, of any liability of the Awardholder’s Employer to Employer’s NICs on (a) any gain realised upon the acquisition of Shares or ADRs pursuant to an Award, and (b) any Option Gain, to be transferred to the Awardholder.

10.	DATA PROTECTION

In accepting the grant of an Award, an Awardholder shall agree and consent to:-

(a)	the collection, use, processing and transfer of his Personal Data by any member of the Group, any Associated Company or Jointly-Owned Company and, if it is not the Company, the Grantor and any third party trustee or administrator of the Plan;

(b)	members of the Group, any Associated Company or Jointly-Owned Company and, if it not the Company, the Grantor or any third party or administrator of the Plan, transferring the Awardholder’s Personal Data amongst themselves for the purposes of implementing, administering and managing this Plan and the grant of Awards and the acquisition of Shares pursuant to Awards;

(c)	the use of Personal Data by any such person for any such purposes; and

(d)	the transfer to and retention of Personal Data by third parties including any third party trustee or administrator of the Plan (whether or not any such third party is situated outside the European Economic Area) for or in connection with such purposes.

11.	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

11.1	The making of an Award shall not form part of the Awardholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company, give such person any right or entitlement to an Award in respect of any number of Shares or any expectation that an Award might be made to him, whether subject to any conditions or at all.

11.2	The rights and obligations of an Awardholder under the terms of his contract of employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company shall not be affected by the making of an Award or his participation in this Plan.

11.3	Any rights or entitlement of an Awardholder created by the making of an Award shall not afford the Awardholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

11.4	An Awardholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Award in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary, Associated Company or Jointly-Owned Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

12.	NON-TRANSFERABILITY OF AWARDS

12.1	An Award is personal to an Awardholder and may not be transferred during his lifetime.

12.2	An Award shall immediately lapse and cease to be exercisable if the Awardholder:-

12.2.1	transfers or assigns it (other than to his Personal Representatives), mortgages, charges or otherwise disposes of it;

12.2.2	is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986;

12.2.3	makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other plan or arrangement in relation to his debts, with his creditors or any section of them; or

12.2.4	is otherwise deprived (except on death) of the legal or beneficial ownership of the Award by operation or law or doing or omitting to do anything which causes him to be so deprived.

13.	COMPANY LIMITS ON SUBSCRIPTION FOR SHARES

13.1	Subject always to the Model Code and the rules relating to the prohibition of ‘insider dealing’, the Trustee may apply sums received from members of the Group in purchasing Shares (either in the market or out of treasury) or subscribing for Shares for a consideration which is not less than the current market value of such Shares.

5% in 10 year limit for executive (discretionary) schemes

13.2	The number of Shares in respect of which Subscription Rights may be granted on any day, when added to the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to the Plan and any other executive (discretionary) share scheme of the Company in the period of ten years preceding that day shall not exceed 5 per cent of the Ordinary Share Capital.

10% in 10 year limit for all schemes

13.3	The number of Shares in respect of which Subscription Rights may be granted on any day, when added to the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised nor have ceased to be exercisable) pursuant to this Plan and any other employees’ share scheme in the period of ten years preceding that day shall not exceed 10 per cent of the Ordinary Share Capital.

13.4	For the purposes of this Rule 13, references to rights to subscribe for Shares shall be taken to include references to a right to acquire Shares issued or to be issued out of treasury.

PART C: VESTING AND SATISFACTION OF AWARD SHARES

14.	PERFORMANCE TARGETS

14.1	The number or proportion of Award Shares which shall become Vested Shares shall be conditional on the performance of the Company, measured over a minimum period of three Years, beginning not earlier than that in which the Award is made, against such objective criteria as shall be determined by the Committee when the Award is made.

14.2	A Performance Target may provide that a given number or proportion of the Award Shares may become Vested Shares according to whether, and the extent to which, any given target level of performance is met or exceeded.

14.3	After an Award has been made, the Committee may, in appropriate circumstances, amend or waive altogether a Performance Target PROVIDED THAT:-

14.3.1	an amendment shall not be made unless an event has occurred or events have occurred in consequence of which the Committee reasonably considers that the existing Performance Target should be amended to ensure that either:-

(a)	the objective criteria against which performance will then be measured will be a fairer measure of performance; or

(b)	any amended Performance Target will afford a more effective incentive to the Awardholder; and

14.3.2	in either case, the amended Performance Target will be no more difficult to satisfy than was the original Performance Target when first set.

15.	VESTING OF AWARDS

Reduced vesting if underlying performance is unsatisfactory

15.1	The Committee may reduce the number or proportion of Award Shares which become Vested Shares if, in the opinion of the Committee, the actual attainment of the Performance Target to any extent is not a genuine reflection of the Company’s underlying financial performance.

Enhanced vesting for exceptional performance

15.2	If, in relation to an Award, the Company’s performance over a Performance Period measured by the criteria set out in the Performance Target is considered by the Committee to be exceptional, the number of Award Shares which, in relation to such Award, become Vested Shares may, if the Committee so determines, be increased but shall not in any event exceed the limit imposed by Rule 7.3.

Notification of vesting

15.3	As soon as practicable after the end of the Performance Period, the Company shall determine and notify the Awardholder of the number of Award Shares which have become Vested Shares in consequence of the Performance Target having been met.

15.4	If on any occasion and in relation to an Award, some but not all of the Award Shares become Vested Shares, the Awardholder shall have no right or entitlement to the balance of such Award Shares.

16.	SATISFACTION OF AWARDS

16.1	Subject to the following provisions of this Rule 16 and Rules 19 to 25, as soon as practicable after any Award Shares have become Vested Shares or, if later, the third anniversary of the Award Date, the Company shall either:-

16.1.1	procure the transfer of Vested Shares to or to the order of the Awardholder; or

16.1.2	if in the opinion of the Committee there are special circumstances, and the Committee so determines, the payment to the Awardholder of a cash sum of an amount equal to the Market Value (as at the date on which notice is given to the Awardholder pursuant to Rule 15.3) of Vested Shares.

Grant of an Option to acquire Vested Shares

16.2	The Company may, instead of procuring the transfer of Vested Shares, grant to the Awardholder a right to acquire such Vested Shares (“an Option”) which is on terms that:-

16.2.1	the price payable for such Vested Shares upon the exercise of such Option (if any) shall be not greater than £1;

16.2.2	the Option shall first become exercisable not later than one month after its date of grant; and

16.2.3	the Option shall not in any event be exercisable after the tenth anniversary of the Award Date or such earlier date as the Company may specify and is otherwise exercisable on such terms as the Company shall determine and notify to the Awardholder when such Option is granted.

16.3	An Option shall not be exercisable later than the first anniversary of the date on which the Awardholder to whom it is granted ceases to hold office or employment within the Group.

Dividends on Shares or ADRs under Option

16.4	The Committee may determine that, for so long as any Option remains unexercised, the Grantor shall apply the net amount of any cash dividends received in respect of the Shares or ADRs under Option in the acquisition of additional Shares or ADRs and will transfer such additional Shares or ADRs to the Awardholder when the Option is exercised.

Effect of Restrictions upon Transfer of, or Grant of Option over, Vested Shares

16.5	Vested Shares may not be transferred, nor may an Option be granted, to or to the order of an Awardholder on any occasion if such transfer or grant would not then be in compliance with the Model Code.

16.6	If on any occasion the transfer of any Vested Shares or the grant or exercise of an Option is restricted by reason of the Model Code or any other regulation, requirement or guidance issued by the London Stock Exchange or the UK Listing Authority and which relates to dealings in Shares by directors or employees of any member of the Group, such Shares shall be transferred, or such Option shall be granted or may be exercised, as soon as practicable after all such restrictions have been lifted.

17.	CESSATION OF EMPLOYMENT

17.1	The following provisions of this Rule 17 shall apply if, before the end of the Performance Period, the Awardholder ceases to hold office or employment within the Group by reason of:-

17.1.1	Injury, ill-health or disability (evidenced to the satisfaction of the Committee);

17.1.2	redundancy (within the meaning of the Employment Rights Act 1996);

17.1.3	retirement;

17.1.4	death;

17.1.5	the fact that the office or employment by virtue of which he is eligible to participate in this Plan relates to a business or part of a business which is transferred to a person or Company which is not an Associated Company, a Jointly-Owned Company or a member of the Group; or

17.1.6	the fact that the company with which he holds the office or employment by virtue of which he is eligible to participate in this Plan is no longer a member of the Group or an Associated Company or a Jointly-Owned Company.

17.2	The Awardholder (or, if he has died, his Personal Representatives) may retain the benefit of an Award granted to him except that, save as otherwise provided by Rule 17.5, the number of Award Shares (if any) which become Vested Shares shall be determined as:-

A x B

where:	A	is the number of Award Shares which (after the application of Rule 15.2) would have become Vested Shares if the Awardholder had not ceased to hold office or employment within the Group before the end of the Performance Period; and

	B	is such proportion of the Performance Period as fell before the date of such cessation or such lesser proportion as the Committee may determine.

Death before the end of a Performance Period

17.3	If an Awardholder dies during the Performance Period, the Company may, if the Committee so determines, either:-

17.3.1	procure the transfer to the Awardholder’s Personal Representatives of a proportion, corresponding to such proportion of the Performance Period as fell before the date of death (or, if earlier, the date on which the Awardholder ceased to hold office or employment within the Group as mentioned in Rule 17.1), of such of the Award Shares (if any) as are deemed to be Vested Shares; or

17.3.2	pay, or procure the payment, to or to the order of the Awardholder’s Personal Representatives a cash sum equal in amount to the Market Value at the date of death of such proportion (as mentioned in Rule 17.3.1) of such of the Award Shares (if any) as are deemed to be Vested Shares.

In this event, Rule 17.2 shall not apply and the Awardholder’s Personal Representatives shall have no further right or entitlement to any Award Shares.

Deemed vesting

17.4	For the purposes of Rule 17.3, Award Shares shall be deemed to be vested only if and to the extent that the Committee is of the opinion that the performance of the Company, judged as at the time of death, is such that the Performance Target is likely to be met to a particular extent so that a given percentage of the Award Shares would, if the Awardholder had continued to hold office or employment within the Group throughout the Performance Period, be likely to become Vested Shares and accordingly only the said proportion of such percentage of the Award Shares shall be deemed to be Vested Shares.

Committee discretion to vary proportion which vests

17.5	The Committee may increase the proportion of Award Shares which become or are deemed to be Vested Shares as mentioned in Rules 17.2 and 17.3 but only if and insofar as the Committee is then satisfied that such increase is justified by the performance of the Company.

Leaving for other reasons

17.6	An Awardholder who ceases to hold office or employment within the Group during the Performance Period for any reason other than those set out in Rule 17.1 shall, unless and insofar as the Committee may determine otherwise, cease to have any right or entitlement to any Award Shares.

18.	TIME OF LEAVING

For the purposes of Rule 17, an Awardholder shall be treated as ceasing to hold office or employment within the Group only when he no longer holds any office or employment with any member of the Group, any Associated Company or any Jointly-Owned Company or is summarily dismissed from any such office or employment.

PART D: RECOVERY OF TAX

19.	RECOVERY OF TAX

19.1	If an Award Tax Liability arises on the vesting, exercise or release of, or acquisition of Shares or ADRs pursuant to, an Award or the exercise of an Option then, unless:-

(a)	the Awardholder has indicated (in such manner as the Company may specify) that he will make a payment to the Company of an amount equal to the Award Tax Liability; and

(b)	the Awardholder does, within 14 days of being notified by the Company of the amount of the Award Tax Liability, make such payment to the Company the Company or, if different, the Grantor shall, to the extent necessary to satisfy the indemnity given pursuant to Rule 9.2, have the right:-

(i)	to retain and sell Shares or ADRs acquired pursuant to the Award or exercise of the Option and procure payment to the Awardholder’s Employer, out of the net proceeds of sale of such Shares or ADRs (after deducting fees, commissions and expenses incurred in relation to the sale), of monies sufficient to satisfy such indemnity; or

(ii)	to withhold the necessary amount from any payment of the Awardholder’s remuneration.

19.2	Any cash sum paid to an Awardholder or his Personal Representatives pursuant to Rules 16.1.2 or 17.3.2 shall be subject to deduction of income tax and NICs.

PART E: CORPORATE TRANSACTIONS

20.	INTERNAL RECONSTRUCTION

If:-

(a)	in consequence of a demerger, reconstruction, reorganisation or amalgamation, the Company shall come under the control of another company, or the business of the Company shall then be carried on by another company, and in either case, the persons who owned the Ordinary Share Capital immediately before such change of control will immediately thereafter continue to have control of the Company and will then own more than 50 per cent of the issued ordinary share capital of such other company (other than fixed-rate preference shares); and

(b)	an Awardholder is offered an Exchange of Awards

then:-

(i)	the provisions of Rules 20 and 21 shall not apply; and

(ii)	an Awardholder shall, at the end of the period of 21 days beginning with the date on which such invitation is made or, if later, the end of the period in which the Awardholder may accept such invitation, cease to have any expectation or entitlement pursuant to any Award in respect of which Award Shares have not then vested.

21.	DEMERGER, REORGANISATION, RECONSTRUCTION OR AMALGAMATION

21.1	Subject to Rule 20, if the Company’s shareholders are notified of a proposed demerger of the Company or of any Subsidiary, the Committee may (notwithstanding that the Performance Target has not then been met) determine and notify Awardholders that a proportion (not exceeding such proportion of the Performance Period as fell before the date of such notification) of the Award Shares shall become Vested Shares at such time as the Committee shall specify.

21.2	No such determination shall be made by the Committee unless the Auditors have confirmed in writing to the Committee that (disregarding any Performance Target to which any Award is then subject) the interests of Awardholders would or might be substantially prejudiced if, before the proposed demerger has effect, Awardholders could not receive Shares or ADRs or exercise their Options and be registered as the holders of the Shares or ADRs so acquired.

21.3	If notice is given to shareholders of the Company of a resolution to approve the reorganisation, reconstruction or amalgamation of the Company or of any other member of the Group, the Committee may vary the terms of Awards made on any occasion and/or the relevant Performance Targets in such manner as the Committee may determine and notify to Awardholders.

21.4	In making any such determination as is mentioned in Rules 21.1 and 21.3, the Committee shall act fairly and reasonably, taking proper account of the circumstances and having due regard to the objectives of the Company in establishing this Plan, and shall apply the same criteria to the holders of all Awards granted on the same occasion.

21.5	If, pursuant to Rule 21.1 or 21.3, Award Shares become Vested Shares, Rule 16.1 shall then apply as if the reference to “or, if later, the third anniversary of the Award Date” were omitted.

22.	CHANGE OF CONTROL

22.1	Subject to Rule 20, if, as a result of:-

22.1.1	a general offer to acquire the whole of the Ordinary Share Capital (other than Shares held in treasury) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

22.1.2	a general offer to acquire all the shares in the Company of the same class as the Shares (other than Shares held in treasury); or

22.1.3	a compromise or arrangement sanctioned by the court pursuant to section 425 of the Companies Act the Company shall come under the Control of another person or persons, the Committee may determine and notify Awardholders that a proportion of the Award Shares shall then become Vested Shares.

22.2	In determining the proportion of Award Shares which shall become Vested Shares, the Committee shall have regard both to such proportion of the Performance Period to the performance of the Company over that part of the Performance Period as has then elapsed.

22.3	Any Options granted prior to the Change of Control shall, to the extent not then exercised, lapse and cease to be exercisable at the end of such period as shall be determined by the Committee and notified to Optionholders.

22.4	If at any time any person becomes entitled or bound to acquire Shares under sections 428 to 430F (inclusive) of the Companies Act, an Option must be exercised within such period as such person remains so entitled or bound to acquire Shares and shall lapse and cease to be exercisable at the end of such period.

22.5	For the purposes of the preceding provisions of this Rule 22, a person shall be deemed to have Control of the Company if he and others acting in concert with him have together obtained Control of it.

22.6	If, pursuant to Rule 22.1, Award Shares become Vested Shares, Rule 16.1 shall then apply as if the reference to “or, if later, the third anniversary of the Award Date” were omitted.

23.	WINDING-UP

23.1	If the Company’s shareholders are notified of a resolution for the voluntary winding-up of the Company, the Committee may vary the terms of Awards in such manner as the Committee may consider to be appropriate.

23.2	All Awards and Options shall immediately lapse and cease to be exercisable on the commencement of the Company’s winding-up.

PART F: AMENDMENTS

24.	VARIATION OF SHARE CAPITAL

24.1	If the Ordinary Share Capital is altered by way of capitalisation or rights issue, sub-division, consolidation or reduction or there is any other variation in the share capital of the Company, the Committee may make such adjustment as it considers appropriate:-

24.1.1	to the number of Award Shares which are the subject of any Award or Option; and/or

24.1.2	if Award Shares have become Vested Shares, the number of Vested Shares; and/or

24.1.3	if an Option has been exercised but no Shares or ADRs have been allotted or transferred in satisfaction of an Award, to the number of Shares or ADRs which may be so allotted or transferred; and/or

24.1.4	to the maximum limit on the number of Shares subject to Awards granted to any individual in any calendar year, as mentioned in Schedule 3

PROVIDED THAT:-

(a)	except in the case of a sub-division, consolidation or a capitalisation issue, the Auditors shall give written confirmation that the adjustment is, in their opinion, fair and reasonable;

(b)	the number of Shares or ADRs as so adjusted has been rounded down to the nearest whole number; and

(c)	if the Grantor of an Option is not the Company, no such adjustment shall be made without the Grantor’s consent.

24.2	The Company shall as soon as reasonably practicable notify every Awardholder affected by an adjustment made pursuant to Rule 24.1.

24.3	The Committee shall deliver, or procure the delivery of, a revised Award Certificate to any Awardholder who makes a request in writing for an amended Award Certificate.

25.	ALTERATION OF THE PLAN

25.1	The Directors may at any time alter or add to any of the provisions of this Plan in any respect PROVIDED THAT no such alteration or addition shall be made to the advantage of existing or new Awardholders to the provisions relating to eligibility to participate, the overall limitations on the issue of new Shares, the individual limitations on Awards granted under this Plan, the basis for determining Awardholders’ rights to acquire Shares or ADRs, the adjustment of such rights in the event of variation of the Ordinary Share Capital, or this Rule 25, without the prior approval by ordinary resolution of the shareholders of the Company SAVE THAT the provisions of this Rule 25.1 shall not apply to the extent that such alteration or addition is in the opinion of the Directors:-

25.1.1	a minor amendment which is necessary or appropriate to benefit the administration of this Plan;

25.1.2	to take account of any change in legislation; or

25.1.3	to obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Awardholders, the Company or any Associated Company; and

25.1.4	if in relation to any Option the Grantor is not the Company, no alteration or addition shall be made to the terms of such Option without the approval of the Grantor.

25.2	The Company shall, as soon as reasonably practicable, give details of any such alteration or addition to every Awardholder (if any) affected by it.

PART G: MISCELLANEOUS

26.	ALLOCATION OF FUNDS

26.1	The Company may from time to time pay, or procure the payment of sums by members of the Group or any Associated Company or Jointly-Owned Company, to the Trustee for the purpose of enabling the Trustee to acquire Shares or ADRs to be transferred or put under Options in satisfaction of Awards.

26.2	The aggregate amount to be paid to the Trustee in any year shall be such amount (if any) as the Committee may determine SAVE THAT in the case of payments made by a Subsidiary, the amount of any payment shall be determined by agreement between the Company and the directors of the Subsidiary.

26.3	A member of the Group shall only pay to the Trustee such sums as are required in connection with the acquisition of Shares by the Trustee for the purpose of providing benefits to Eligible Employees and former Eligible Employees who are or were previously in the service of that member of the Group.

27.	SERVICE OF DOCUMENTS

27.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company, the Committee or other Grantor, the Trustee or any administrator of this Plan to any person in accordance or in connection with this Plan shall be duly given:-

27.1.1	by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given if sent by first class post on the day after posting and if sent by second class post on the second day after posting; or

27.1.2	if he holds office or employment with any member of the Group or any Associated Company or Jointly-Owned Company, by delivering it to him at his place of work or by sending to him a facsimile transmission or e-mail addressed to him at his place of work and if so sent it shall be deemed to have been duly given at the time of transmission SAVE THAT a notice or document shall not be duly given by e-mail unless that person is known by his employer company to have personal access during his normal business hours to information sent to him by e-mail.

27.2	Any written notice or document so sent to an Eligible Employee or Awardholder shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have supplied to the Company an alternative address to which documents are to be sent.

27.3	Any written notice or document to be submitted or given to the Grantor, the Company, the Committee, a Trustee or any administrator of this Plan in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or e-mail but shall not in any event be duly given unless:-

27.3.1	it is actually received (or, in the case of an e-mail, opened) by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Awardholders; and

27.3.2	if given by e-mail (and is so required by the Company), it includes a digitally encrypted signature of the Awardholder.

27.4	For the purposes of this Plan, an e-mail shall be treated as not having been duly made or received if the recipient of such e-mail notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter damage or interfere with any computer software or e-mail.

28.	OBLIGATION TO ENSURE SUFFICIENT AVAILABLE SHARES

28.1	The Company shall always keep sufficient authorised but unissued Shares available to satisfy the exercise in full of all Subscription Rights for the time being remaining capable of being exercised under this Plan.

28.2	No Option over existing Shares or ADRs shall be granted by any person unless that person beneficially owns such Shares or ADRs at the date of grant or the Directors are satisfied that sufficient Shares will be made available to satisfy such Option in full.

28.3	The Company may issue Shares, and grant rights to acquire Shares or ADRs, to the trustees of any trust established for the benefit of persons who include employees of the Group for the purpose of enabling such trustees, in the exercise of their powers to:-

28.3.1	transfer Vested Shares;

28.3.2	grant Options; and

28.3.3	transfer or procure the issue or transfer of Shares or ADRs on the exercise of Options granted by such trustees

PROVIDED THAT any Shares issued or in respect of which rights are granted by the Company (and, if not exercised, have not lapsed) shall count in applying the overall limitations on the issue of Shares imposed by Rule 12.

29.	RIGHTS ATTACHING TO SHARES

29.1	A transfer of Shares or ADRs or of any interest in Shares or ADRs under this Plan shall be subject to the Company’s Memorandum and Articles of Association, the Listing Rules, the Model Code or any other requirement or guidance issued by the UKLA or the London Stock Exchange or the New York Stock Exchange and which relates to dealings in Shares by directors or employees of any member of the Group and to any necessary consents of any government or any other authorities (whether in the United Kingdom or otherwise) under any enactments or regulations from time to time in force. It shall be the responsibility of the Awardholder to do all such things as may be necessary to obtain or obviate the necessity for any such consent.

29.2	All Shares or ADRs allotted or transferred under this Plan shall rank equally in all respects with the Shares or ADRs then in issue, except for any rights attaching to such Shares or ADRs by reference to a record date prior to the date of such allotment or transfer.

30.	STAMP DUTY

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to or at the direction of a Awardholder (other than stamp duty or stamp duty reserve tax payable on a sale of Shares by the Grantor at the direction of the Awardholder) shall be paid by the Company or, if different, the Grantor (who shall be reimbursed by the Company).

31.	JURISDICTION

31.1	This Plan and any Award shall be governed by and construed in all respects in accordance with the laws of England and Wales.

31.2	The courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning an Award and any matter arising from or in relation to this Plan.

32.	PURCHASES BY TRUSTEE

Subject to Rule 19, an Awardholder may, subject to the Model Code, direct the Trustee to sell Vested Shares on his behalf and, in this event, the Shares or ADRs may, if the Trustee so determines, be purchased by the Trustee PROVIDED THAT the price per Share or ADR paid by the Trustee is not less than the Market Value of a Share or ADR on the date of purchase.

33.	THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, neither this Plan nor the making of any Award shall have the effect of giving any third party any rights under this Plan and that Act shall not apply to this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 or to the terms of any Award under it.

SCHEDULE 1

THE PERFORMANCE TARGET

Performance Target to be applied to the exercise of Awards granted in 2004

(as mentioned in Rule 14)

1.	The number of Shares in respect of which the Award is made shall be divided into two equal tranches.

2.	The number or proportion of Award Shares in each tranche which shall become Vested Shares shall be determined as follows:-

If, but only if, the Company is ranked at or above the median level in a table of comparator companies ranked according to growth in Total Shareholder Return over the period of 3 years ending 31 December 2006, then the number of Award Shares in the first tranche which shall become Vested Shares shall be as nearly as may be equal to, but shall not exceed, 25 per cent of the Award Shares in that tranche.

If the Company is ranked at the 75th centile (counting from the bottom), all of the Award Shares in that tranche shall become Vested Shares.

If the Company is ranked anywhere between the median level and the 75th centile, then the number of Award Shares in that tranche which shall become Vested Shares shall be increased above 25 per cent (but so as not to exceed 100 per cent) on a straight-line basis between the median level and the 75th centile.

If the Company is ranked at the 90th centile, 150 per cent of the Award Shares in that tranche shall become Vested Shares.

If the Company is ranked anywhere between the 75th centile and the 90th centile, then the number of Award Shares in that tranche which shall become Vested Shares shall be increased above 100 per cent (but so as not to exceed 150 per cent) on a straight-line basis between the 75th centile and the 90th centile.

3.	For the purposes of the first tranche, the group of comparator companies shall comprise, in addition to the Company, all those companies which, at the Date of Grant, are included in the FTSE 100 Index.

4.	For the purposes of the second tranche, the group of comparator companies shall comprise, in addition to the Company, each of the following companies:-

Boston Scientific

Conmed

Coloplast

Orthofix

St Jude Medical

Wright Medical

Johnson & Johnson

Edwards LifeSciences Corp

Stryker

Biomet

Medtronic

Beckton Dikinson

Baxter

Synthes-Stratec

Guidant

Arthrocare

Zimmer

***********************************************************

Notes:

Total Shareholder Return is the annual compound return an investor would have received by investing in a share. It comprises any increase or decrease in the share price over the Performance Period, plus all dividend payments made during the period, and any other benefits accruing to shareholders.

To measure comparative TSR performance (as opposed to absolute performance), it shall be assumed that one share is purchased in each of the companies in the comparator group at the start of the Performance Period. Dividend payments during the period are assumed to have been reinvested at the gross level on the day the share went ex.

To minimise the effect of temporary share price fluctuations, the price at which each share is bought is calculated as the average of the daily closing prices over a period of one year immediately before the Performance Period begins. The closing share price is also calculated as the average of the closing prices over the period of one year ending with the last day of the Performance Period.

Outlined below is an example of how TSR is calculated for one company in the comparator group.

EXAMPLE

(a)	Presented below is the share price and dividend performance of a fictitious company. Dividends are assumed to have been used to purchase a fraction of a share at the closing share price on the day the share goes ex.

Dividends paid in Performance Period			Share Price P	Gross Dividend P	Fraction Purchased
2004	-	2003 Final	540	20.0	0.037
	-	2004 Interim	580	15.0	0.026

2005	-	2004 Final	550	16.0	0.029

	-	2005 Interim	600	12.0	0.020

2006	-	2005 Final	630	21.0	0.033

	-	2006 Interim	700	19.0	0.027
Additional share purchased					0.172

(b)	The final fraction is an aggregate of all fractions of shares purchased at the appropriate share price throughout the Performance Period. The fraction of a share purchased is 0.172 in this example.

(c)	The shareholder who purchased one share on 1 January 2004 and reinvested gross dividends would own 1.172 shares at 31 December 2006.

(d)	The opening share price is the average of the closing share prices on all trading days over the year preceding the cycle (ie 1 January 2003 to 31 December 2003). In this instance we shall assume that the opening share price is £4.50.

(e)	The closing share price is the average of the closing share prices on all trading days over the final year of the cycle (ie 1 January 2006 to 31 December 2006). In this instance the closing price is £6.70.

(f)	At the end of the Performance Period the shareholder has 1.172 shares at £6.70. The total value of the shareholding is, therefore, £7.85.

(g)	Total shareholder return is the difference between the initial investment (£4.50) and the final holding (£7.85).

TSR	=	785–450	x	100	= 74.4%
450

(h)	The TSR over the three year performance period is 74.4%. This represents an annual compound return of 20.4%.

(i)	The annual compound TSR is calculated on the same basis as outlined above for all of the companies in the comparator group and the companies ranked in order.

If a company in the comparator group ceases to be a company whose shares are traded on a public market or, because of a change in the nature of its business(es) or the structure of ownership of its business(es), it is no longer appropriate for such company to be in the comparator group, the Committee may remove that company from the comparator group and may substitute another company whose shares are traded on a public market and in any such case the company concerned shall be left out of account or, as the case may be, be included within the comparator group as from the start of the Performance Period.

The Committee may make such consequential adjustments to the calculation of the percentage of Share Awards which shall become vested (according to the ranking of the Company) as may be appropriate to take proper account of the changes in the companies included in the comparator group.

If there occurs a takeover of one company within the comparator group by another, then the Committee may make such adjustments to the calculation of the TSR of the acquiring company as shall ensure that the basis of comparison between companies within the comparator group is consistent.

The Committee may at any time vary the basis of calculation of Total Shareholder Return as set out in these notes for the purpose of ensuring that its determination of whether the performance condition is satisfied in relation to awards made in a given year is made on a proper and consistent basis.

Any decision of the Committee made for the purposes of this Plan regarding:-

(a)	the calculation of Total Shareholder Return;

(b)	the identity of the Comparator Companies;

(c)	the ranking of the Company in such table

shall be final and binding on all Participants.

***********************************************************

SCHEDULE 2

LIST OF COMPARATOR COMPANIES TO BE USED

(as mentioned in Schedule 1)

SCHEDULE 3

Supplemental terms relating to the grant of Awards to employees based in the USA

A.	Subject to the following provisions of this Schedule, the Committee may (and in the case of an Award to be granted to an Eligible Employee who is a resident of the U.S.A., shall) determine that an Award shall be subject to the additional terms set out in this Schedule and any such Award is referred to below as “a U.S. Award”.

B.	A U.S. Award may not be granted otherwise than in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US State Securities laws, as they are in effect at the time of grant of the Award.

C.	A U.S. Award may be granted to any Eligible Employee working in the United States of America notwithstanding that he is at the Award Date within six months of the date on which he is bound to retire in accordance with the term of his contract of employment and Rule 4.3 shall not apply to prevent the grant of such Award.

D.	A U.S. Award may not be exercised unless such exercise is in compliance with the US Securities Act of 1933 (as amended), if applicable, and all applicable US state securities laws, as they are in effect at the time of exercise of such Award.

E.	Unless sold outside of the United States of America in a manner which removes the sale from the purview of the US federal securities laws, all Shares acquired upon the exercise of a U.S. Award must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available.

F.	The transfer of any Shares acquired upon the exercise of a U.S. Award may be restricted or affected by various state securities laws in the United States of America.

G.	Unless the Directors otherwise specify, a US Award shall be a right to acquire ADRs representing Shares, rather than Shares.

H.	The Company may, instead of procuring the transfer of Vested Shares to an Awardholder, permit such Awardholder to make an election to defer the receipt of such Vested Shares to a date not later than the 10th anniversary of the Award Date. Any such deferral election shall be made at least six months prior to the last day of the applicable Performance Period and shall comply with such other rules and procedures as shall be established by the Committee from time to time.

I.	The maximum number of Shares that shall be subject to all Awards granted under the Plan, all options granted under the Company’s 2004 Executive Share Option Plan and all matching shares granted under the Company’s 2004 Co-Investment Plan to any individual in any calendar year shall not exceed 400,000 Shares in the aggregate, subject to adjustment in accordance with Rule 24.

J.	To the extent an Award is intended to be qualified performance-based compensation within the meaning of section 162(m) of the Code, (i) the Performance Target applicable to such Award shall be limited to the total shareholder return of the Company and growth in the earnings per share of the Company and (ii) the Committee shall not exercise any discretion to increase the amount payable upon the settlement of an Award pursuant to Rule 17.5.

SCHEDULE 4

SMITH & NEPHEW 2004 PERFORMANCE SHARE PLAN (THE “PLAN”)

SHARE AWARD CERTIFICATE

Name of Awardholder:

Address of Awardholder:

Award Date:

Number of Shares:

This is to certify that [Smith & Nephew plc/TRUSTEES]* as trustee of The Smith & Nephew 2004 Employees’ Share Trust (the “Trustee”) has made an Award in respect of the above number of [Ordinary Shares/ADRs] (“Award Shares”) in the capital of Smith & Nephew plc (the “Company”) to the Awardholder named above.

The Award is made subject to, and in accordance with, the rules of the Plan, as amended from time to time. Vesting of Award Shares is subject to performance targets set out in the Appendix attached to this Award Certificate. Award Shares will normally become Vested Shares only if or insofar as the Performance Target is met [Vested Shares will normally be transferred to you (or an option to acquire such Vested Shares will be granted to you) after the third anniversary of the Award Date [unless you elect to defer the receipt of such Vested Shares at least 6 months prior to the third anniversary of the Award Date].

This Award will lapse and cease to be exercisable unless the Awardholder executes and returns to the Grantor, so as to be received no later than [                    ], the enclosed of Form of Acceptance.

It is a condition of an Award that the Awardholder indemnifies the Company and the Awardholder’s Employer against any liability of any such person to account for any tax or NICs [(including employer’s NICs)]* arising upon the vesting, exercise or release of, an Award, or acquisition of Award Shares or the payment of a cash sum (“Award Tax Liability”).

[It is also a condition of the exercise of an Option that the Awardholder join with the Awardholder’s Employer (or former employer) in making an election for liability to Employer’s NICs arising on the vesting, exercise or release of, or the acquisition of Vested Shares pursuant to, an Option, to be transferred to the Awardholder]*.

The Award is not transferable but Vested Shares may be transferred to, or an Option exercised by, the Awardholder’s personal representatives in the event of his death, as specified in the rules of the Plan.

Signed
for and on behalf of Smith & Nephew plc

SCHEDULE 5

THE SMITH & NEPHEW 2004 PERFORMANCE SHARE PLAN (THE “PLAN”)

FORM OF ACCEPTANCE OF AN AWARD

To:	[ ] Trustees Limited, [address]

1.	I agree to accept the grant of the Award over [Shares/ADRs]* (“Award Shares”) granted to me on (date) and agree and undertake to be bound by the terms and conditions set out in the rules the Plan and the Appendix to the Award Certificate.

Tax indemnity

2.	I agree to indemnify the Company and my Employer in respect of any liability of any such person to account for any tax, NICs or other equivalent social security charges arising on the vesting, exercise or release of the Award, or the acquisition of Award Shares or in respect of any cash payment (“Award Tax Liability”).

3.	I understand and agree that, if an Award Tax Liability arises on any occasion then, unless either:-

(a)	I have agreed with the Company, that I will make a payment to the Company of an amount equal to the Award Tax Liability and I do in fact make such a payment, within 14 days of being notified by the Company of the amount of the Award Tax Liability; or

(b)	I have authorised the Company or the Grantor to sell sufficient of the Vested Shares to which I become entitled and to procure payment to my Employer (or former employer) of monies sufficient to satisfy such indemnity out of the net proceeds of sale of the Vested Shares the Company or, if different, the Grantor of my Option shall be entitled to sell Shares to which I become entitled and to procure payment to my Employer out of the net proceeds of sale such Vested Shares of monies sufficient to satisfy the indemnity mentioned in clause 2.

[Agreement to bear the cost of Employer’s NICs

4.	I agree with and undertake to the Company and any other company which is my Employer, that my Employer may recover from me the whole or any part of any employer’s NICs payable in respect of any gain realised upon the acquisition of Shares or ADRs pursuant to an Award, and any Option Gain, as mentioned in the Plan.]

[Election for transfer of liability to Employer’s NICs

5.	I agree and undertake to join with my Employer in making an election (in a form satisfactory to the Company and the Inland Revenue) for any liability of my Employer Company to employers’ NICs payable in respect of any gain realised upon the acquisition of Shares pursuant to an Award, and any Option Gain, to be transferred to me (an “NIC Election”).]

*	Delete as appropriate

Power of Attorney

6.	I hereby appoint the Company Secretary or any director of the Company to act as my attorney for the purposes of:-

6.1	selling (at the best price that can reasonably be expected to be obtained at the time of sale) such number of the [Shares/ADRs]* to which I become entitled upon the exercise of the Award as will realise sufficient monies (after deduction of all commissions and expenses incurred in relation to such sale) to satisfy my liability under the indemnity referred to in clause 2 above; and

6.2	paying such monies to my Employer.

Data protection

7.	I agree and consent to:-

7.1	the collection, use, processing and transfer by any member of the Group, an administrator and, if it is not the Company, the Grantor of my Personal Data;

7.2	any member of the Group, any Associated Company or Jointly-Owned Company, an administrator and, if it is not the Company, the Grantor, transferring my Personal Data amongst themselves for the purposes of the implementation, administration and management of this Plan and the acquisition of [Shares/ADRs]* pursuant to the Award;

7.3	the use of my Personal Data by any such person for any such purposes; and

7.4	the transfer to and retention of such Personal Data by third parties (whether or not any such third party is situated outside the European Economic Area) in connection with such purposes.

No contractual rights

8.	I agree and understand that the Award does not form part of my contract of employment and that the Company is under no obligation to grant any further awards to me.

Interpretation

9.	Words and phrases used in this Form of Acceptance shall have the meanings they bear for the purposes of the Plan.

*	Delete as appropriate

SIGNED and delivered AS A DEED by	)
)
in the presence of:-)
(Awardholder signature)

Witness signature:

Witness Name (print):

Address:

Occupation:

Date:

YOUR SIGNATURE MUST BE WITNESSED BY A PERSON OVER 18 WHO IS NOT RELATED TO YOU BY BLOOD OR MARRIAGE AND RETURNED TO [                    ] BY                      OR THE AWARD WILL BE DEEMED TO HAVE LAPSED.